TEGAL CORPORATION REPORTS THIRD QUARTER OF FISCAL 2008
NET INCOME OF $0.40 PER SHARE

Second consecutive quarter of profitability in FY’08

Petaluma, Calif., February 5, 2008 — Tegal Corporation (Nasdaq:TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced financial results for the Third Quarter Fiscal Year 2008, which ended December 31, 2007.  Senior management will conduct an investor conference call to discuss these results and the company’s financial outlook in more detail today at 2pm Pacific Time, Tuesday, February 5, 2008.  More information about the conference call is provided below.

Third Quarter Highlights

•	Net income of $2.8 million or $0.40 per share, compared to a net loss of ($6.1) million during the same period last year and net income of $0.7 million in the immediately preceding second quarter.

•	Gross margins increased to 43.6% from 39.3% in the immediately preceding second quarter.

•	Operating income of $1.7 million, which included non-cash charges of $0.3 million for stock compensation, depreciation and amortization expense.

•	Shipments included 2 advanced etch systems for high volume manufacturing in Asia and an advanced PVD system to a US maker of commercial MEMS accelerometers and inertial sensors.

•	A repeat advanced etch system order from Skyworks Solutions, Inc., a global leader in front-end modules for handsets and wireless devices.

•	The Company appointed Carl Muscari to its Board of Directors.

“We are pleased with our third quarter results, which represent our second consecutive quarter of profitability and will make us solidly profitable for the entire fiscal year 2008,” said Thomas Mika, President and CEO of Tegal Corporation.  “Since we are not in mainstream semiconductor markets, we are somewhat immune to industry fundamentals, which appear to be negative due to the overall memory pricing environment and other factors.  Our focus on faster growing markets has allowed us to perform extremely well while others in the industry have had difficulties.  However, given that our end markets are consumer-driven, an overall economic slowdown could cause a push-out of orders and we intend to be cautious in our near term outlook.  Importantly, despite any negative macro-economic factors we remain confident that we can continue to generate cash throughout the balance of this fiscal year and into next year.  We also believe that this is an ideal time to introduce new products, as customers have the capacity for new tool evaluations and we continue to focus activity in this area.  Additionally, we are satisfied that our final settlement with our former attorneys was in the Company’s best interests and we are content to have this distraction behind us.”

Financial Results
Revenues for the third quarter of fiscal 2008 were $10.1 million, an increase of 132% from the $4.4 million in the same period last year.  Tegal reported net income of $2.8 million, or $0.40 per share, for the quarter, compared to a net loss of ($6.1) million, or ($0.86) per share in the same period last year, and a net income of $0.7 million, or $0.10 per share in the prior quarter.

Gross profits for the third quarter of fiscal 2008 were 43.6% compared to a negative (30.3%) in the same period last year, and up from the 39.3% in the prior quarter.

Operating income for the third quarter was $1.7 million, including approximately $0.3 million of non-cash charges.  This was an improvement over the ($6.4) million operating loss in the same period last year and the $0.7 million operating income in the prior quarter, which included $2.7 million and $0.6 million of non-cash charges, respectively.

Backlog was $4.0M at the end of the quarter.

On January 16, 2008, subsequent to the end of the quarter, the Company settled its fee dispute with Keker & VanNest (KVN), the second and final firm of attorneys representing SFI and Tegal in its lawsuit with Sergey Mishin, AMS, Agilent Technologies and the Avago Entities.  KVN had claimed it was owed fees in the amount of approximately $6.72 million.  A payment of $3.8 million was made to KVN and the litigation suspense has been eliminated.

As of December 31, 2007, the balance sheet still reflects an $18.5 million Litigation Suspense liability account.  The elimination of the liability and the income from the lawsuit settlement will be reflected in the fourth quarter of this fiscal year.  This will have a material positive effect on the reported income for the Company’s fourth quarter, its retained earnings and book value.

Cash at the end of the fiscal third quarter of 2008 was $19.8 million, a $6.0 million decrease from the end of the March quarter.  Accounts receivable increased $3.6 million to $10.2 million and inventories increased by $5.5 million to $11.1 million over the same period.

Investor Conference Call
Tegal Corporation will discuss these results and further details of its third quarter of fiscal 2008 during a conference call today, February 5, 2008, at 5:00 p.m. EST / 2:00 p.m. PST.  The call is open to all interested investors.  The call-in numbers are (866) 825-3209 or (617) 213-8055.  For either dial-in number, Investors should reference passcode: 43942091.  A digital recording will be made available two hours after the completion of the conference call, and it will be accessible through midnight on Tuesday, February 12, 2008. To access, investors should dial (888) 286-8010 or (617) 801-6888 and enter passcode: 22553824.   The conference call also will be available online via the Investor Section of the Company’s website at: www.tegal.com.  An online replay of the teleconference, along with a copy of the Company’s earnings release, will also be available on the Company’s website.

Safe Harbor Statement
Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project" or similar expressions.  These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company's products and services.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.  For a further discussion of these risks and uncertainties, please refer to the Company's periodic filings with the Securities and Exchange Commission.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices.   Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents.  Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.

More information is available on the Internet at: www.tegal.com.

Contact:

Tegal Corporation
Christine Hergenrother (VP and CFO), 707/763-5600
or
The Blueshirt Group
Rakesh Mehta or Chris Danne, 415/217-7722

TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Preliminary, unaudited)
(In thousands, except share data)

	Dec 31	March 31
	2007	2007

ASSETS
Current assets:
Cash and cash equivalents	$19,796	$25,776
Accounts receivable, net of allowances for sales returns and doubtful accounts of $157 and $413 at December 31, 2007 and March 31, 2007, respectively	10,202	6,634
Inventories, net	11,071	5,567
Prepaid expenses and other current assets	982	991
Total current assets	42,051	38,968
Property and equipment, net	1,216	1,351
Intangible assets, net	964	1,161
Other assets	104	176
Total assets	$44,335	$41,656
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank lines of credit	$—	$10
Accounts payable	1,909	1,974
Accrued product warranty	1,953	1,101
Deferred revenue	1,102	1,064
Litigation suspense	18,505	19,500
Accrued expenses and other current liabilities	3,453	3,590
Total current liabilities	26,922	27,239
Total long term liabilities	—	—
Total liabilities	26,922	27,239
Commitments and contingencies (Note 7)
Stockholders’ equity:
Preferred stock; $0.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.01 par value; 50,000,000 shares authorized; 7,126,912 and 7,106,867 shares issued and outstanding at December 31, 2008 and March 31, 2007, respectively	72	71
Additional paid-in capital	123,285	122,473
Accumulated other comprehensive income (loss)	(465)	240
Accumulated deficit	(105,479)	(108,367)
Total stockholders’ equity	17,413	14,417
Total liabilities and stockholders’ equity	$44,335	$41,656

TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Preliminary, unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006

Revenue	$10,145	$4,377	$25,543	16,066
Cost of sales	5,725	5,703	15,262	12,494
Gross profit	4,420	(1,326)	10,281	3,572
Operating expenses:
Research and development expenses	810	1,077	2,645	3,139
Sales and marketing expenses	923	949	3,208	2,957
General and administrative expenses	938	3,063	3,492	8,850
Total operating expenses	2,671	5,089	9,442	14,946
Operating income (loss)	1,749	(6,415)	839	(11,374)
Other income (expense), net	1,085	290	2,049	166
Net income (loss)	2,834	$(6,125)	$2,888	$(11,208)
Net income (loss) per share, basic	$0.40	$(0.86)	$0.40	$(1.59)
Net income (loss) per share, diluted	$0.39	$(0.86)	$0.40	$(1.59)
Shares used in per share computation:
Basic	7,148	7,082	7,120	7,044
Diluted	7,281	7,082	7,241	7,044

Note: Shares used in per share computation for Basic and Diluted reflect a 1 to12 reverse stock split effected by the Company on July 25, 2006